UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

December 9, 2008

(Date of Report)

(Date of earliest event reported)

JOHN WILEY & SONS, INC.

(Exact name of registrant as specified in its charter)

New York

(State or jurisdiction of incorporation)

0-11507	13-5593032
----------------------------------------------------	---------------------------------------------
Commission File Number	IRS Employer Identification Number

111 River Street, Hoboken NJ	07030
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Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	(201) 748-6000
---------------------------------------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act(17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR	240.13e-4(c))

This is the first page of a 14-page document.

ITEM 7.01: REGULATION FD DISCLOSURE

The information in this report is being furnished (i) pursuant to Regulation FD, and (ii) pursuant to item 12 Results of Operation and Financial Condition (in accordance with SEC interim guidance issued March 28, 2003). In accordance with General Instructions B.2 and B.6 of Form 8-K, the information in this report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1934, as amended. The furnishing of the information set forth in this report is not intended to, and does not, constitute a determination or admission as to the materiality or completeness of such information.

On December 9, 2008, John Wiley & Sons Inc., a New York corporation (the “Company”), issued a press release announcing the Company’s financial results for the second quarter of fiscal year 2009. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and incorporated.

Exhibit No.	Description

99.1     Press release dated December 9, 2008 titled “John Wiley & Sons, Inc. Announces Revenue & Earnings Growth for the Second Quarter of Fiscal Year 2009” (furnished and not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and not deemed incorporated by reference in any filing under the Securities Act of 1934, as amended).

Investor Contact:

Brian Campbell

Director of Investor Relations

201-748-6874

brian.campbell@wiley.com

John Wiley & Sons, Inc. Announces Revenue & Earnings Growth

for the Second Quarter of Fiscal Year 2009

Hoboken, NJ, December 9, 2008 – John Wiley & Sons, Inc. (NYSE: JWa and JWb) reported revenue of $432 million for the second quarter of fiscal year 2009, a 2% increase over the same period of fiscal year 2008, or 5% excluding unfavorable foreign exchange.

Adjusted earnings per diluted share (EPS) for the second quarter advanced 14% over prior year to $0.67, or 26% excluding unfavorable foreign exchange. The increase, which excludes a one-time tax benefit in the second quarter of fiscal year 2008, is principally due to revenue growth in the STMS and Higher Education businesses and lower interest expense. On a U.S. GAAP basis, EPS in the second quarter was $0.67 compared to $0.65 for the same quarter of the prior year, which included the aforementioned tax benefit.

Revenue for the first six months of fiscal year 2009 advanced 3% over prior year to $834 million, or 4% excluding unfavorable foreign exchange. EPS for the first six months rose 17% to $1.18, or 26% excluding unfavorable foreign exchange.

“In this challenging environment, we generated solid top-line growth in our global STMS and Higher Education businesses. Professional/Trade revenue was down, reflecting the combined effect of weak retail sales and the comparison to last year’s strong first half,” said William J. Pesce, President and Chief Executive Officer.

Mr. Pesce added, “Based on year-to-date results, market conditions and leading indicators, we are cautiously optimistic that full-year revenue growth will be in the mid-single digits, excluding the unfavorable effect of foreign exchange.  EPS is projected to increase approximately 20%, excluding unfavorable foreign exchange and the tax benefits reported last year.  We are monitoring retail book sales during the important holiday season carefully; therefore, we will be in a better position to forecast full-year performance at the end of the third quarter.  With approximately half of Wiley’s revenue derived outside the US, the appreciation of the dollar will have a significant adverse effect on revenue and EPS growth in fiscal year 2009, particularly in the second half of the year.”

In the second quarter, the Company repurchased 534,800 shares of its common stock at a cost of approximately $19 million.

In the second quarter, Wiley and four other publishers, together with the Authors Guild, reached a landmark settlement agreement with Google. The settlement will expand online access to millions of in-copyright books and other written materials in the US from the collections of several major libraries. The agreement acknowledges the rights and interests of copyright owners; provides an efficient means for them to manage online access to their intellectual property; and enables them to receive compensation for such access to their works.

Scientific, Technical, Medical, and Scholarly (STMS)

Global STMS revenue for the second quarter increased 7% to $254 million, or 12% excluding unfavorable foreign exchange. The year-on-year growth was primarily driven by journal subscriptions, with nearly every subject category advancing. Revenue growth occurred across all regions, reflecting the positive effect of the combination of the Wiley and Blackwell STMS businesses. Also contributing to the year-over-year increase was a $6 million acquisition accounting adjustment related to Blackwell that reduced revenue in last year’s second quarter.

Direct contribution to profit for the second quarter advanced 11% over the same period of the prior year to $105 million, or 14% excluding the unfavorable effect of foreign exchange. The increase primarily reflects the top-line growth and the acquisition accounting adjustment.

For the six months, global STMS revenue increased 7% to $494 million, or 8% excluding unfavorable foreign exchange. Contributing to the year-over-year growth was a $12.5 million acquisition accounting adjustment related to Blackwell that reduced revenue in the first six months of the prior year. Direct contribution to profit for the first half rose 13% to $202 million, or 15% excluding unfavorable foreign exchange reflecting top-line growth; the acquisition accounting adjustment and the collection of a $2 million bankruptcy settlement.

During the quarter, Wiley signed new contracts with various societies to publish four new journals; renewed or extended contracts to publish eight journals;and did not renew the contract to publish one title. Through the first half, Wiley signed new contracts with societies to publish twenty-one new journals; renewed or extended contracts to publish seventeen journals;and lost the contract to publish just two titles.

Key new contracts include agreements with the British Pharmacological Society for its journal, the British Journal of Pharmacology; the European Molecular Biology Organization for EMBO Molecular Medicine; the American Orthopsychiatric Association for American Journal of Orthopsychiatry; National Association of Healthcare Quality forJournal of Healthcare Quality; Orthopaedic Surgery, a new journal with a premier orthopaedic hospital in China; the Journal of Evidence-Based Medicine, a new journal for the West China Hospital of Chengdu; and Hypatia, the premier journal in feminist philosophy.

Key journal renewals include agreements with the British Pharmacological Society for the British Journal of Clinical Pharmacology; Foundation for the Sociology of Health and Illnessfor the Sociology of Health and Illness; the Bioelectromagnetics Society forBioelectromagnetics; the European Society for Organ Transplantation forTransplant International; Societe Francaise de Pharmacologie et de Therapeutique forFundamental and Clinical Pharmacology; International Pediatric Transplant Association forPediatric Transplantation; and the Australasian College of Dermatologists for the Australasian Journal of Dermatology.

In the STMS online business, Wiley sold its first combined Wiley-Blackwell journal license to Akademintorg, the Russian Academy of Sciences’ Foreign Economic Association. Major online deals were also completed with the University of Western Australia, the National Institutes of Health (NIH) and the Slovak National Library. In addition, WileyInterScience reached a milestone in September with over 1 million visits in a single day. Visits to Wiley Interscience over the last 12 months increased approximately 10% over the comparative prior year period.

STMS also signed an agreement with the Pittsburgh Conference on Analytical Chemistry and Applied Spectroscopy (Pittcon) to produce a co-branded webinar series for a global audience of scientists on special topics of interest. The webinars will utilize Wiley’s strong brand identity and quality content.

At the prestigious British Medical Association’s Book Awards ceremony in September, Wiley STMS and its authors received four first prizes: Mark Stoneham and Jonathan Westbrook: Invasive Medical Skills, a Multimedia Approach (Electronics Media category); Jonathan Cohen: Comprehensive Atlas of High-Resolution Endoscopy and Narrowband Imaging, (Gastroenterology category); Martin Johnson: Essential Reproduction, 6th edition (Obstetrics and Gynaecology category); and Dorian Pritchard and Bruce Korf: Medical Genetics at a Glance, 2nd edition (Medicine category).

Additionally, eight Wiley authors were named as 2008 Nobel laureates, including Dr. Paul Krugman for Economics; Dr. Osamu Shimomura, Dr. Martin Chalfie, and Dr. Roger Tsien for Chemistry; Dr. Yoichiro Nambu for Physics; Dr. Francoise Barre-Sinoussi and Dr. Luc Montagnier for Physiology or Medicine; and Dr. Harald zur Hausen for Physiology or Medicine. The number of Nobel laureates published by Wiley and companies it has acquired is over 350, including nine last year.

Professional/Trade (P/T)

Global P/T revenue for the second quarter was $113 million, a 12% decline from last year’s strong second quarter, or 10% excluding unfavorable foreign exchange. The decline in revenue is due to very difficult retail conditions. The majority of the revenue shortfall occurred in the US, while Europe recorded modest year-over-year growth.

Direct contribution to profit was $32 million compared to $41 million for the second quarter of last year, reflecting the revenue shortfall and a $2 million bad debt recovery in the prior year, partially mitigated by contingency expense savings and lower expected performance-based compensation expense. Excluding unfavorable foreign exchange, direct contribution to profit declined 18% year-over-year.

For the first six months, global P/T revenue declined 8% to $215 million, or 7% excluding unfavorable foreign exchange. Direct contribution to profit for the first half fell 22% to $52 million, or 20% excluding unfavorable foreign exchange.

Due to the challenging retail environment, revenue declined in all publishing categories compared to last year’s strong first half. Architecture, Consumer and Education exhibited the sharpest declines.

During the quarter, P/T acquired thirteen highly-respected newsletters from LRP Publications, which focus on need-to-know topics for higher education administrators, including disability compliance, campus legal issues, student aid, enrollment management, department administration, alumni relations, and student affairs.

Wiley became the official publisher of the Graduate Management Admission Test® (GMAT®) study guides, authored by the Graduate Management Admission Council® (GMAC®). In addition, online advertising deals were signed with AOL Travel, Marriott and Park Hyatt (Frommers.com), and Apple (Cliffsnotes.com).

Notable launches in the finance category include I.O.U.S.A by Addison Wiggins; Gone Fishin Portfolio by Alex Green; Little Book of Bull Moves in Bear Markets by Peter Schiff;Bailout: What the Rescue of Bear Stearns and the Credit Crisis Means for Your Investments by John Waggoner; and Ten Roads to Riches by Ken Fisher. Wiley’s relationship with the Institute of Financial Planners in Hong Kong was enhanced with the publication of the Chinese language edition of Employee Benefits. Several key technology books were published, including Laptops for Dummies, 3rd Edition by Dan Gookin; Photoshop CS4 for Dummies by Peter Bauer; and iPod and iTunes for Dummies, 6th Edition by Tony Bove.

The first Frommer’s guides for the Amazon Kindle® were launched in October. Twelve complete guides to major global cities were reformatted for the device. Major cookbooks released included How to Cook Everything, 2nd edition by Mark Bittman; Bon Appetit Fast Easy Fresh by Barbara Fairchild; and Frozen Desserts by the Culinary Institute of America. Other consumer books released included Investing For Dummies, 5th edition by Eric Tyson; Living Well in a Down Economy For Dummies by Tracy Barr; and Investing in an Uncertain Economy For Dummies by Sheryl Garrett.

In architecture, the WileyCPE online continuing education system was launched for design professionals. Featured modules in the program are approved by the American Institute of Architects and allow users to earn credits to satisfy mandatory membership or state licensing board requirements.

Wiley P/T continued to expand its online offerings. CliffsNotes TestSuccess online test prep products are now available for the SAT, AP Biology, AP Chemistry and AP English Language, allowing students to diagnose strengths and weaknesses, take practice and full-length simulated exams, and study explanations as they prepare for these examinations. CliffsNotes Digital Flashcards allow students to study for standardized tests using the flashcard method, now easily accessible on their computers. Over 1,000 For Dummies chapters and articles were digitally licensed to appear on websites run by directory.com.

Among the Wiley titles winning awards during the quarter were Mobs, Messiahs, and Markets by William Bonner and Lila Rajiva, which was honored at the Frankfurt Bookfair as the Get-Abstract Business Book of the Year; Cadbury’s Purple Reign: The Story Behind Chocolate’s Best-Loved Brand by John Bradley, which was highly commended in the International Visual Communications Association's Clarion Awards; Preservation of Modern Architecture, which earned the 2008 Lee Nelson Book Award by The Association of Preservation Technology International; and ten Wiley newsletters that won APEX Awards for Excellence. Diane Stegmeier received the International Facility Management Association’s 2008 Distinguished Author Award for Innovations in Office Design: The Critical Influence Approach to Effective Work Environment. Sustainable Residential Interiors by the design firm Associates III won the 2008 Joel Polsky Prize from the American Society of Interior Design’s Educational Foundation.

Higher Education (HE)

Global HE revenue advanced 11% to $65 million in the second quarter, compared to $58 million for the same period of last year, or 14% excluding the unfavorable effect of foreign exchange. The results were driven by strong performance in nearly every subject category, including Business and Accounting; Engineering and Computer Science; the Sciences; Mathematics and Statistics; and the Social Sciences. Revenue of nearly $3 million from recently-acquired titles and the continued growth of the WileyPLUS digital learning suite also contributed to these results. Growth was evident in every region except Asia, which was affected by the devaluation of the Indian Rupee and a soft quarter in the Australian secondary school business.

Direct contribution to profit advanced 17% to $21 million, compared to $18 million for the second quarter of last year, reflecting the top-line results and favorable product mix. Excluding unfavorable foreign exchange, direct contribution to profit increased 22% year-over-year.

For the first six months, global HE revenue grew 9% to $124 million. Direct contribution to profit for the first half rose 11% to $40 million, or 13% excluding unfavorable foreign exchange, reflecting the top-line results and product mix.

WileyPLUS exhibited first half growth in billings of 48% over the comparable prior year period, while the number of registered WileyPLUS users in the US jumped 60%. In Asia, the first WileyPLUS adoptions in South Korea and India occurred in the second quarter, with Malaysia, Taiwan, and Thailand exhibiting exponential growth. At the end of the quarter, deferred revenue for WileyPLUS was $8million, compared to $6 million for the same period last year.

A digital textbook pilot program was initiated by Wiley and the University of Texas featuring a software licensing model. At the core of the e-text initiative that begins with the spring 2009 session at the Austin campus, the University will license the material from Wiley, as it does other software, and issue students access keys to either permanently download a copy of the digital text (Wiley Desktop Edition) or access the text via the Internet (WileyPLUS) for certain courses.

Notable books published during the quarter include Visualizing Weather and Climate by Bruce Anderson and Alan Strahler; Precalculus: A Prelude to Calculus by Sheldon Axler; Visualizing Earth History by Loren Babcock; Visualizing Environmental Science, 2nd edition by Linda Berg; Organizational Behavior, 2nd edition by Michael Hitt; Financial Accounting, 5th edition by Jerry Weygandt, Donald Kieso, and Paul Kimmel; Fundamentals of Corporate Finance by Robert Parrino and David S. Kidwell; and Accounting Principles, 9th edition by Jerry Weygandt.

Conference Call

Wiley will hold a conference call today, Tuesday, December 9, 2008, at 2:30 pm (EST) to discuss its financial results for the second quarter of fiscal year 2009.

To participate in the conference call, please dial the following number approximately ten minutes prior to the scheduled starting time: (877) 795-3604.  International callers may participate by dialing: (719) 325-4775.

A replay of the call will be available from 5:30 p.m. (EST) on Tuesday, December 9, through Wednesday, December 17, 2008 by dialing (888) 203-1112 or (719) 457-0820 and entering passcode: 7604906.

A live audio webcast will be accessible at http://www.wiley.com/go/communications. A replay of the webcast will be accessible for 14 days afterwards.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; (viii) the Company's ability to protect its copyrights and other intellectual property worldwide (ix) the ability of the Company to successfully integrate acquired operations and realize expected opportunities and (x) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

About Wiley

Founded in 1807, John Wiley & Sons, Inc. has been a valued source of information and understanding for 200 years; helping people around the world meet their needs and fulfill their aspirations. Since 1901, Wiley and its acquired companies have published the works of more than 350 Nobel laureates in all categories: Literature, Economics, Physiology/Medicine, Physics, Chemistry and Peace.

Our core businesses include scientific, technical, medical and scholarly journals, encyclopedias, books, and online products and services; professional/trade books, subscription products, training materials, and online applications and websites; and educational materials for undergraduate and graduate students and lifelong learners. Wiley’s global headquarters are located in Hoboken, New Jersey, with operations in the U.S., Europe, Asia, Canada, and Australia. The Company’s Web site can be accessed at http://www.wiley.com. The Company is listed on the New York Stock Exchange under the symbols JWa and JWb.

Investor Relations: http://www.wiley.com/WileyCDA/Section/id-301728.html

JOHN WILEY & SONS, INC.
UNAUDITED SUMMARY OF OPERATIONS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
October 31, 2008 AND 2007
(in thousands, except per share amounts)

Adjusted - For Tax Benefits
	Second Quarter Ended October 31,			Six Months Ended October 31,
	2008	2007	% Change	2008	2007	% Change
Revenue	$431,941	423,189	2%	833,648	811,911	3%

Costs and Expenses
Cost of Sales	136,527	135,378	1%	263,886	261,606	1%
Operating and Administrative Expenses	215,667	215,852	0%	435,792	421,673	3%
Amortization of Intangibles	9,515	9,893	-4%	19,420	19,616	-1%

Total Costs and Expenses	361,709	361,123	0%	719,098	702,895	2%

Operating Income	70,232	62,066	13%	114,550	109,016	5%
Operating Margin	16.3%	14.7%		13.7%	13.4%

Interest Expense	(13,305)	(18,080)	-26%	(26,297)	(35,569)	-26%
Foreign Exchange Gains / (Losses)	(3,607)	(121)	-	(4,019)	(725)	-
Interest Income and Other, Net	888	1,153		6,004	2,069

Income (Loss) Before Taxes	54,208	45,018	20%	90,238	74,791	21%

Adjusted Provision for Income Taxes (A)	14,098	10,009		19,909	14,895

Adjusted Net Income (Loss)	$40,110	35,009	15%	70,329	59,896	17%

Adjusted Income (Loss) Per Share- Diluted	$0.67	0.59	14%	1.18	1.01	17%

Average Shares - Diluted	59,772	59,147		59,839	59,109

Reconciliation of Non-GAAP Adjusted Financial Disclosure (Tax Benefit)
Adjusted Net Income (Loss)	$40,110	35,009		70,329	59,896
Tax Benefit (A)	-	3,381		-	18,663
Net Income (Loss) - GAAP	$40,110	38,390	4%	70,329	78,559	-10%

Adjusted Income (Loss) Per Diluted Share	$0.67	0.59		1.18	1.01
Tax Benefit (A)	-	0.06		-	0.32
Income (Loss) Per Diluted Share - GAAP	$0.67	0.65	3%	1.18	1.33	-11%

(A)

The three and six months ending October 31, 2007 exclude tax benefits of $3.4 million, or $0.06 per diluted share, and $18.7 million, or $0.32 per diluted share, respectively, associated with new tax laws enacted in the United Kingdom and Germany that reduced the corporate income tax rates from 30% to 28% and from 39% to 29%, respectively. The benefits recognized by the Company reflect the adjustments required to record all UK and Germany-related deferred tax balances at the new corporate income tax rates.

Note: The Company’s management evaluates operating performance excluding unusual and/or non-recurring events. The Company believes excluding such events provides a more effective and comparable measure of performance and a clearer view of underlying trends. Since adjusted net income and adjusted earnings per share are not measures calculated in accordance with GAAP, they should not be considered as a substitute for other GAAP measures, including net income and earnings per share, as an indicator of operating performance. Accordingly, adjusted net income and adjusted earnings per share are reconciled above to net income and earnings per share on a GAAP basis.

In connection with the integration of Blackwell, the reporting of journal distribution and fulfillment costs and certain other journal development costs have been transferred from cost of sales to operating and administrative costs. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED SEGMENT RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
October 31, 2008 AND 2007
(in thousands)

	Second Quarter Ended			Six Months Ended
	October 31,			October 31,
	2008	2007	% Change	2008	2007	% Change
Revenue

Scientific, Technical, Medical and Scholarly	$254,016	$236,471	7%	$494,365	$463,999	7%

Professional/Trade	113,188	128,591	-12%	215,211	233,790	-8%

Higher Education	64,737	58,127	11%	124,072	114,122	9%

Total	$431,941	$423,189	2%	$833,648	$811,911	3%

Direct Contribution to Profit

Scientific, Technical, Medical and Scholarly	$104,786	$94,168	11%	$201,515	$178,784	13%

Professional/Trade	32,411	41,059	-21%	51,985	66,714	-22%

Higher Education	21,048	17,984	17%	39,840	35,908	11%

Total	$158,245	$153,211	3%	$293,340	$281,406	4%

Shared Services and Administrative Costs
Distribution	$(29,353)	$(31,486)	-7%	$(58,536)	$(58,761)	0%
Technology Services	(23,534)	(23,052)	2%	(49,568)	(44,269)	12%
Finance	(12,527)	(12,052)	4%	(24,150)	(22,679)	6%
Other Administration	(22,599)	(24,555)	-8%	(46,536)	(46,681)	0%
Total	$(88,013)	$(91,145)	-3%	$(178,790)	$(172,390)	4%

Operating Income	$70,232	62,066		$114,550	109,016

Note: During fiscal year 2008, the Company began developing a global organizational structure encompassing the Company’s three core businesses: Scientific, Technical, Medical and Scholarly, Professional/Trade and Higher Education. This global organizational structure will enhance the Company's ability to leverage content, services and capabilities around the world to better serve authors, society partners and customers. Previously, the management structure was organized geographically.

As of May 1, 2008, the beginning of the Company’s 2009 fiscal year, the transition of all operational and financial systems necessary to support a global organization were finalized. As part of this process, the impact on business segment reporting was evaluated and changed to conform with the requirements of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” The Company will continue to report financial data for shared service functions which are centrally managed for the benefit of the three global businesses, including Distribution, Technology Services, Finance and Other Administration. The changes in segment reporting will enable investors to view the performance of the Company in the same way as management assesses business performance. Accordingly, all prior year segment data reported in the Company’s financial statements has been restated for comparability.

In connection with the integration of Blackwell, the reporting of certain accounts within segment reporting were realigned as follows: journal distribution and fulfillment costs were moved from direct costs to Shared Service - Distribution; certain operational incentive compensation costs were moved from Shared Service - Other Administration to direct costs; and certain finance costs were moved from direct costs to Shared Service - Finance. In addition, certain product lines were realigned in the Unaudited Segment Results to correspond with management responsibility. All prior year periods have been restated for comparability. These changes had no impact on Wiley’s net income and EPS.

JOHN WILEY & SONS, INC.
UNAUDITED CONDENSED STATEMENTS OF FINANCIAL POSITION
(in thousands)

	October 31,		April 30,
	2008	2007	2008

Current Assets
Cash & cash equivalents	$31,392	64,020	59,311
Accounts receivable	217,179	225,531	224,757
Inventories	111,324	113,442	118,209
Deferred income tax benefits	1,935	14,990	3,651
Prepaid and other	20,275	19,883	41,652
Total Current Assets	382,105	437,866	447,580
Product Development Assets	84,619	84,918	95,126
Property, Equipment and Technology	134,123	129,626	145,709
Intangible Assets	965,370	1,176,518	1,120,398
Goodwill	613,580	708,130	708,233
Deferred Income Tax Benefits	31,919	31,296	29,136
Other Assets	41,018	40,399	42,632
Total Assets	2,252,734	2,608,753	2,588,814

Current Liabilities
Accounts and royalties payable	174,794	188,670	189,332
Deferred revenue	78,585	116,074	315,830
Accrued income taxes	3,912	5,175	1,633
Accrued pension liability	2,287	2,408	2,499
Other accrued liabilities	98,272	118,637	136,867
Current portion of long-term debt	57,535	45,000	45,000
Total Current Liabilities	415,385	475,964	691,161
Long-Term Debt	943,908	1,067,355	797,318
Accrued Pension Liability	79,796	98,697	82,755
Other Long-Term Liabilities	91,062	76,283	100,421
Deferred Income Taxes	189,305	238,439	228,041
Shareholders' Equity	533,278	652,015	689,118
Total Liabilities & Shareholders' Equity	$2,252,734	2,608,753	2,588,814

JOHN WILEY & SONS, INC.
UNAUDITED STATEMENTS OF FREE CASH FLOW
(in thousands)

	Six Months Ended
	October 31,
	2008	2007
Operating Activities:
Net income	$70,329	78,559
Amortization of intangibles	19,420	19,616
Amortization of composition costs	22,373	20,794
Depreciation of property, equipment and technology	16,525	16,176
Special non-cash tax benefits	-	(18,663)
Stock-based compensation (net of tax)	7,516	7,281
Excess tax benefits from stock-based compensation	(3,731)	(6,603)
Pension expense, net of contributions	4,165	(18,608)
Non-cash charges and other	42,358	35,596
Change in deferred revenue	(250,496)	(194,857)
Net change in operating assets and liabilities	31,745	(5,042)
Cash Used for Operating Activities, excluding acquisitions	(39,796)	(65,751)

Investments in organic growth:
Additions to product development assets	(57,113)	(54,230)
Additions to property, equipment and technology	(18,133)	(17,032)

Free Cash Flow	(115,042)	(137,013)

Other Investing and Financing Activities:
Acquisitions, net of cash	(21,026)	(3,311)
Repayment of long-term debt	(141,400)	(283,800)
Borrowings of long-term debt	302,664	395,879
Change in book overdrafts	(24,825)	14,620
Purchases of treasury stock	(19,258)	-
Cash dividends	(15,345)	(12,763)
Proceeds from issuance of stock on option exercises and other	8,265	11,588
Excess tax benefits from stock-based compensation	3,731	6,603
Cash Provided by Investing and Financing Activities	92,806	128,816

Effects of Exchange Rate Changes on Cash	(5,683)	724

Increase (Decrease) in Cash and Cash Equivalents for Period	$(27,919)	(7,473)

RECONCILIATION TO GAAP PRESENTATION

Investing Activities:
Additions to product development assets	$(57,113)	(54,230)
Additions to property, equipment and technology	(18,133)	(17,032)
Acquisitions, net of cash	(21,026)	(3,311)
Cash Used for Investing Activities	$(96,272)	(74,573)

Financing Activities:
Cash Provided by Investing and Financing Activities	$92,806	128,816
Less:
Acquisitions, net of cash	(21,026)	(3,311)
Cash Provided by Financing Activities	$113,832	132,127

Note: The Company’s management evaluates performance using free cash flow. The Company believes free cash flow provides a meaningful and comparable measure of performance. Since free cash flow is not a measure calculated in accordance with GAAP, it should not be considered as a substitute for other GAAP measures, including cash used for investing activities and financing activities, as an indicator of performance.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized

JOHN WILEY & SONS, INC.
Registrant

By	/s/ William J. Pesce
William J. Pesce
President and Chief Executive Officer

By	/s/ Ellis E. Cousens
Ellis E. Cousens
Executive Vice President and
Chief Financial & Operations Officer

   Dated: December 9, 2008